Exhibit 8.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000 | Fax: 404-881-7777

Scott Harty	Direct Dial: 404-881-7867	Email: scott.harty@alston.com

September 1, 2017

Seacoast Banking Corporation of Florida

815 Colorado Avenue

Stuart, FL 34994

Re:	Tax Opinion – Agreement and Plan of Merger by and among Seacoast Banking Corporation of Florida, Seacoast National Bank, NorthStar Banking Corporation, and NorthStar Bank

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger, dated as of May 18, 2017 (the “Agreement”), by and among Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), Seacoast National Bank, a national banking association and wholly owned subsidiary of SBC (“SNB” and collectively with SBC, “Seacoast”), NorthStar Banking Corporation, a Florida Corporation (“NorthStar”), and NorthStar Bank, a Florida chartered bank and wholly owned subsidiary of NorthStar (the “Bank” and collectively with NorthStar, the “Company”), pursuant to which NorthStar will merge with and into SBC (the “Merger”). All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Agreement; the letters of SBC and NorthStar to Alston & Bird LLP, dated as of the date hereof, containing certain facts and representations (the “Representation Letters”); and such other documents as we have deemed necessary or appropriate as a basis for such opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Agreement, the Representation Letters, or other documents.

We have assumed, with your consent, that (i) the parties will act and that the Merger will be effected in accordance with the Agreement and as described in the Registration Statement; (ii) the Agreement and the Registration Statement accurately reflect the material facts of the Merger; (iii) the representations made by Seacoast and the Company in the Agreement and the Representation Letters are true, correct, and complete, and will be true, correct, and complete at the Effective Time; and (iv) any representations by Seacoast and the Company in the Agreement and the Representation Letters that are made to best of any person’s knowledge, or

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Tax Opinion – Agreement and Plan of Merger by and among Seacoast Banking Corporation of

Florida, Seacoast National Bank, NorthStar Banking Corporation, and NorthStar Bank

September 1, 2017

that are similarly qualified, are based on the belief of such person and will be true, correct, and complete at the Effective Time, without regard to any knowledge or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if, and when, any of the facts or representations upon which this opinion is based should prove inaccurate or incomplete in any material respect.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake and are under no obligation to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based on and subject to the foregoing, it is our opinion that under current law: (i) the Merger will qualify as a reorganization described in Section 368(a) of the Code; and (ii) each of SBC and NorthStar will be a party to that reorganization within the meaning of Section 368(b) of the Code.

This opinion is limited to the U.S. federal income tax issues addressed above. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the Merger or of any transaction related thereto or contemplated by the Agreement. Additional issues may exist that could affect the tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues.

Sincerely, ALSTON & BIRD LLP

By:	/s/ Scott Harty
Scott Harty A Partner